NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77D(g): Policies with respect to security investments


WHEREAS, the Trust has an existing series of shares which is designated as "Franklin California Growth Fund"; and

WHEREAS, management has recommended that the name of such series be changed from "Franklin California Growth Fund" to "Franklin Flex Cap Growth Fund";

NOW, THEREFORE, BE IT RESOLVED, that in accordance with Article III,
Section 5 of the Trust's Agreement and Declaration of Trust ("Trust Agreement"), the Trustees have determined that the change in name of "Franklin California Growth Fund" to "Franklin Flex Cap Growth Fund" is consistent with the fair and equitable treatment of all shareholders, and shareholder approval is not required by the Investment Company Act of 1940 or other applicable law and, therefore, shareholder approval is not required by the Trust Agreement; and

FURTHER RESOLVED, that the name of the series of the Trust now designated as "Franklin California Growth Fund" (the "Fund") be, and it hereby is, changed to "Franklin Flex Cap Growth Fund" in order to better reflect the Fund's future investments and strategy; and

FURTHER RESOLVED, that pursuant to Article III, Section 5 and Article VIII,
Section 4 of the Trust Agreement, an amendment to the Trust Agreement to reflect the change in designation of the Fund to "Franklin Flex Cap Growth Fund" be, and hereby is, approved; and

FURTHER RESOLVED, that the Fund's main investment strategy of investing at least 80% of its net assets in the equity securities of California companies be changed to investing a majority of its net assets in equity securities of California companies; and

FURTHER RESOLVED, that the Fund's non-fundamental policy that it will normally invest at least 80% of its assets in the equity and debt securities of companies headquartered or conducting a majority of their operations in the state of California be eliminated; and

FURTHER RESOLVED, that the appropriate officers of the Trust or their attorneys-in-fact are hereby authorized and directed, on behalf of the Trust, to arrange for the preparation and filing with the Securities and Exchange Commission of an amendment to its Registration Statement effective as of September 1, 2002, to reflect the foregoing resolutions and to execute any other documents, and take such other actions as may be deemed necessary to effectuate the foregoing, including providing sixty days' advance notice of the changes reflected in the above resolutions in a separate written document to shareholders of the Fund.



/s/Murray L. Simpson
Murray L. Simpson
Secretary





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